Exhibit 10.9

SYNALLOY CORPORATION
2016 Executive Incentive Plan

1.
Purpose. This Executive Incentive Plan (the “Incentive Plan”) is intended to provide key executive employees of Synalloy Corporation (the “Company”, which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) the opportunity to participate in the Company’s profitability, future prosperity and growth. The purpose of the Incentive Plan is to provide short and Long Term incentive for gain through outstanding service to the Company and its shareholders, and to assist in attracting and retaining executives of ability and initiative.

2.
Administration. The Incentive Plan shall be administered by the Company’s Compensation & Long Term Incentive Committee (the “Committee”). The same restrictions set forth in the Company’s 2015 Stock Awards Plan (the “Restricted Stock Plan”), shall also apply under this Incentive Plan. To the extent this Incentive Plan differs from or is inconsistent with the Restricted Stock Plan, the terms and provisions of the Restricted Stock Plan shall govern. The Committee shall have complete authority and discretion to (1) interpret all provisions of this Incentive Plan consistent with law and the Restricted Stock Plan, (2) to adopt, amend, and rescind general and special rules and regulations for its administration, and (3) to make all other determinations necessary or advisable for the administration of the Incentive Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and shall be entitled to indemnification by the Company with respect to all matters arising from his or her service on the Committee to the fullest extent allowable under the Company’s charter documents and applicable law.

3.
Eligibility. Any salaried employee of the Company who in the judgment of the Committee occupies a management position in which his or her efforts contribute to the profit and growth of the Company may be eligible to participate in the Incentive Plan. The named participants to this Incentive Plan shall be recommended by the division Presidents and the CEO, and approved by the Committee. The key metric used to measure management performance in a particular division or the Company as a whole, as the case may be, is “Adjusted EBITDA” defined as operating income before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization, excluding inventory profits and losses, acquisition costs and costs associated with raising capital. The Adjusted EBITDA Target described herein and reflected on Exhibit A are derived from the Company’s annual budget approved by the Company’s Board of Directors and are exclusive of and calculated prior to allocation of the cash and restricted stock incentives payable to the executives participating in the Incentive Plan. Exhibit A to this Incentive Plan, as may be amended from time to time by the Committee, sets forth for each named participant, his or her Base Salary, the Short Term Cash Incentive and the Long Term Incentive (both as a percentage of Base Salary).

4.	Short Term Cash Incentive.

A.
Components: The Short Term Cash Incentive has two components: an annual Adjusted EBITDA Performance metric (70% of total) and an annual goal achievement metric (30% of total). The table below illustrates Total Short Term Cash Incentive as a percentage of base salary when both components are achieved. Exhibit A details each Executive, their corresponding level, Adjusted EBITDA metrics and annual goals.

Total Short Term Cash Incentive
Incentive as a % of Base Salary	Threshold Performance	Target Performance	Maximum Performance
Level 1	60%	65%	100%
Level 2	42%	65%	85%
Level 3	35%	50%	72%
Level 4	30%	50%	60%

A.
Adjusted EBITDA Performance Metric. At the beginning of each year, the Company’s Board of Directors will approve the upcoming year’s budget that shall include the Adjusted EBITDA target for each division and for the Company as a whole. Threshold and Maximum Adjusted EBITDA are calculated as a percentage of the Target Adjusted EBITDA as approved by the Committee. The Adjusted EBITDA component of the Short Term Cash Incentive will be based on a percentage of Base Salary for each Executive Level as applicable (see chart below).

Adjusted EBITDA Component of the Short Term Cash Incentive
Incentive as a % of Base Salary	Threshold Adjusted EBITDA Performance	Target Adjusted EBITDA Performance	Maximum Adjusted EBITDA Performance
Level 1	42.0%	45.5%	70.0%
Level 2	29.4%	45.5%	59.5%
Level 3	24.5%	35.0%	50.4%
Level 4	21.0%	35.0%	42.0%

B.
Goal Achievement Metric: At the beginning of each year, Management will propose annual goals for each Executive to the Committee for review and approval. The Achieved Goals component of the Short Term Cash Incentive will be based on a percentage of Base Salary for each Executive Level as applicable (see chart below).

Goals Achieved Component of the Short Term Cash Incentive
Incentive as a % of Base Salary	Threshold Goals Achieved	Target Goals Achieved	Maximum Goals Achieved
Level 1	18.0%	19.5%	30.0%
Level 2	12.6%	19.5%	25.5%
Level 3	10.5%	15.0%	21.6%
Level 4	9.0%	15.0%	18.0%

5.	Long Term Incentive (“LTI”).

A.
Components: The LTI has two components: a Time Based metric (50% of total) and a Performance Based metric (50% of total). The total LTI will be based on a percentage of Base Salary for each Executive Level as applicable (see chart below). The number of shares will be determined by an average of the High and Low Synalloy stock price on the day prior to the restricted stock grant. Exhibit A details each Executive, their corresponding level, and Adjusted EBITDA metrics.

Long Term Incentive
Incentive as a % of Base Salary	Total Long Term Incentive	Time Based Incentive	Performance Based Incentive
Level 1	65.0%	32.5%	32.5%
Level 2	45.0%	22.5%	22.5%
Level 3	25.0%	12.5%	12.5%
Level 4	12.5%	6.25%	6.25%

A.
LTI: Time Based Incentive: The Time Based Incentive is intended to be a reward and retention tool for the Company Executives. The restricted stock calculation is based on a percentage of base salary by Executive Level. The grant date is generally in February at the beginning of Year 1 as approved by the Committee. The restricted stock should have a three year vesting period with 33.3% vesting each year.

B.	LTI: Performance Based Incentive: The Performance Based Incentive is a Three Year Cumulative Adjusted EBITDA

Target calculated by taking the current year Adjusted EBITDA target as approved in the Short Term Incentive and then applying a compounded growth rate for years two and three. The growth rates are proposed by Management and approved by the Committee. Threshold and Maximum Adjusted EBITDA are calculated as a percentage of the Target Adjusted EBITDA as approved by the Committee. The Performance Based Incentive of the LTI will be based on a percentage of Base Salary for each Executive Level as applicable (see chart below). The grant date is generally in February at the beginning of Year 1 as approved by the Committee. The restricted stock should have a three year vesting period with 100.0% vesting at the end of year 3 at the level of 3 year cumulative Adjusted EBITDA achievement.

Performance Based Component of LTI
	3 Year Cumulative Adjusted EBTIDA	% of Performance Based Incentive
Below Threshold	$XXM	0%
Threshold Performance	$XXM	50%
Target Performance	$XXM	100%
Maximum Performance	$XXM	150%

6.
Mid-Year Acquisition Adjustments. The Company, from time to time, may acquire another business or operating division mid-year, which acquisition will not be budgeted or accounted for in the annual or three year Adjusted EBITDA Targets that are established at the beginning of the fiscal year. Upon consultation with the CEO and division Presidents, the Committee may amend the applicable Adjusted EBITDA Targets to account for any and all mid-year acquisitions.

7.
General Provisions. Neither the adoption of this Incentive Plan nor its operation, nor any document describing or referring to this Incentive Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Incentive Plan had not been adopted. In light of the importance of promoting Long Term relationships and a long- term commitment to the ongoing success of the Company, in order to receive any cash payments or grants of restricted stock under this Incentive Plan, an employee must be employed by the Company on the last day of the applicable fiscal year; provided, however, that if termination of employment occurs as a result of death, disability (unable to work for 12 consecutive months), or retirement (with a minimum of 5 years of employment with the Company), payment of the cash bonus and/or the grant of restricted will be determined as otherwise provided in this Incentive Plan but shall be prorated to reflect that portion of the prior year in which the employee was an employee of the Company. Eligible employees must have entered into a confidentiality and non-competition agreement in a form acceptable to the CEO of the Company in order to receive any benefits under this Incentive Plan. Payments under this Incentive Plan will be prior to March 15th of the year following the Company’s fiscal year end. This Incentive Plan shall be governed by the laws of the Commonwealth of Virginia.

8.
Duration and Amendment of the Incentive Plan. Unless previously terminated by the Committee, the Incentive Plan shall be effective for the fiscal year specified in the Incentive Plan. The Committee may alter, amend, or terminate this Incentive Plan, including any exhibits attached hereto, at any time.